Exhibit 3.6

HUNTINGTON BANCSHARES INCORPORATED

ARTICLES OF AMENDMENT

Huntington Bancshares Incorporated, a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended to delete the first paragraph of Article FIFTH of the Charter and to substitute the following in lieu thereof:

“FIFTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,256,617,808, of which 2,250,000,000 shares shall be Common Stock, par value $0.01 per share, and 6,617,808 shares shall be Serial Preferred Stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock of all classes having par value is $22,566,178.08.”

SECOND: The amendment to the Charter as set forth above, increasing the number of shares of stock and the number of shares of Common Stock that the Corporation is authorized to issue, has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment of the Charter was 1,506,617,808 shares of stock, consisting of 1,500,000,000 shares of Common Stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $0.01 per share.  The aggregate par value of all authorized shares of stock of all classes having par value immediately prior to the foregoing amendment of the Charter was $15,066,178.08.

FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the Charter is 2,256,617,808 shares of stock, consisting of 2,250,000,000 shares of Common Stock, par value $0.01 per share, and 6,617,808 shares of Serial Preferred Stock, par value $0.01 per share.  The aggregate par value of all authorized shares of stock of all classes having par value is $22,566,178.08.

FIFTH: The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law is not changed by the foregoing amendment of the Charter.

SIXTH: The foregoing amendment of the Charter shall become effective at 11:59 p.m., Eastern Time, on June 8, 2021.

SEVENTH: The undersigned Chairman, President and Chief Executive Officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters of fact required to be verified under oath, the undersigned Chairman, President and Chief Executive Officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its duly authorized officer on this 4th day of June, 2021.

ATTEST:		HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Erin F. Siegfried	By:	/s/ Stephen D. Steinour
Name:	Erin F. Siegfried	Name:	Stephen D. Steinour
Title:	Assistant Secretary	Title:	Chairman, President and Chief Executive Officer